THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

THE SECURITIES OFFERED HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE REGULATORY AUTHORITY NOR HAS ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Form 1-A Offering Circular

Regulation A Tier 2 Offering

Offering Circular

For

Beat the Bank LLC

A South Carolina Limited Liability Company

August 20, 2024

SECURITIES OFFERED	:	Promissory notes
MAXIMUM OFFERING AMOUNT	:	$75,000,000.00
MINIMUM OFFERING AMOUNT	:	None.
MINIMUM INVESTMENT AMOUNT	:	$500.00
CONTACT INFORMATION	:	Beat the Bank LLC 3217 Old Buncombe Road Greenville, SC 29609 Phone: (864) 386-4432

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, Investors are encouraged to review rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Beat the Bank LLC, is a South Carolina limited liability company formed on December 1, 2023 (the “Company” or “Issuer”).

The Company is offering by means of this offering circular (the “Offering Circular”) unsecured, subordinated debt in the form of promissory notes (the “Notes,” or in the singular, a “Note”) on a best-efforts basis to those who meet the investor suitability standards (the “Investor(s)” or “Noteholder(s)”) as set forth herein. See “Investor Suitability Standards” below.

The minimum investment amount per Investor is $500.00. The Company does not intend to list the Notes for trading on any exchange or other trading market. See “Securities Being Offered” below.

The Company is wholly owned and managed by Daniel D’Ambrosio, Chief Executive Officer (the “CEO” or “Manager”). The Company intends to use the proceeds of this Offering (the “Proceeds”) to acquire, renovate, refinance, and resell real property (each, a “Property,” or “Properties” in the plural) located primarily in South Carolina, but the Company may also acquire Properties in other regions of the United States.

Calculation of Interest Rate

The interest rate on each individual Note will be determined by the amount of the principal, the maturity date (or term), and the frequency of interest payments. The principal owed for each Note will be paid upon maturity of the Note as a lump-sum balloon payment. All interest will be calculated as fixed simple interest rate per annum.

Step 1. The baseline interest rate is the rate in the table below at the intersection of an Investor’s desired investment amount and term.

Investment Amount	Term (in years)
	1	2	3	4	5	10
$250,000 and above	8.00%	8.25%	8.50%	8.75%	9.00%	9.25%
$200,000 - $249,999	7.80%	8.05%	8.30%	8.55%	8.80%	9.05%
$150,000 – $199,999	7.60%	7.85%	8.10%	8.35%	8.60%	8.85%
$100,000 - $149,999	7.40%	7.65%	7.90%	8.15%	8.40%	8.65%
$75,000 - $99,999	7.20%	7.45%	7.70%	7.95%	8.20%	8.45%
$50,000 - $74,999	7.00%	7.25%	7.50%	7.75%	8.00%	8.25%
$25,000 - $49,000	6.80%	7.05%	7.30%	7.55%	7.80%	8.05%
$10,000 – $24,999	6.60%	6.85%	7.10%	7.35%	7.60%	7.85%
$5,000 - $9,999	6.40%	6.65%	6.90%	7.15%	7.40%	7.65%

$2,500 - $4,999	6.20%	6.45%	6.70%	6.95%	7.20%	7.45%
$500 - $2,499	6.00%	6.25%	6.50%	6.75%	7.00%	7.25%

Step 2. Next, the baseline interest rate is adjusted based upon the desired interest payment frequency. Specifically, for Notes with annual interest payments, the baseline interest rate is increased by an additional 0.25%. For Notes with quarterly interest payments, the baseline interest rate is not increased or decreased.

Example 1. Assume an Investor seeks to purchase a Note with $7,500 in principal, a term of 3 years, and quarterly interest payments. The Note interest rate would be 6.90%. This is calculated by finding the baseline rate of 6.90% in the table above and leaving that rate unchanged (due to the quarterly interest payments).

Example 2. Assume an Investor seeks to purchase a Note with $15,000 in principal, a term of 2 years, and annual interest payments. The Note interest rate would be 7.10%. This is calculated by finding the baseline rate of 6.85% in the table above and adjusting that rate upward by 0.25% (due to the annual interest payments).

Process

During the process of purchasing a Note, a prospective Investor will input the amount of the Note they wish to make, select the term of the Note, and indicate the frequency they desire for the payment of interest. From those variables, the interest rate for the specific Note will be calculated and confirmed by the Investor prior to their purchase of a Note. See “Securities Being Offered” below.

Sales of the Notes pursuant to this Regulation A Tier 2 Offering (the “Offering”) will commence immediately upon qualification by the Securities and Exchange Commission (the “Effective Date”) and will terminate on the earliest of: (a) the date the Company, in its sole discretion, elects to terminate; (b) the date upon which all Notes have been sold (the “Offering Period”); or (c) the expiration of 12 months from the qualification date (the “Offering Period”). The Company may elect to extend the Offering Period past twelve months from the qualification date pursuant to Rule 251(D)(3)(I)(F) (see below).

The Company will offer the Notes via the website: www.beatthebank.com (the “Platform”) on a continuous and ongoing basis. Rialto Markets, LLC (“Rialto”), a FINRA broker-dealer, will act as the administrative broker-dealer for this Offering. The escrow account is administered by Wilmington Trust. See “Terms of the Offering” below.

The Company intends to use the Proceeds to commence operations of the Company. The acceptance of Investor funds may be briefly paused at times to allow the Company to effectively and accurately process and settle subscriptions that have been received. There are no selling securityholders in this Offering.

Prior to this Offering, there has been no public market for the Notes, and none is expected to develop. The Offering terms are arbitrary and do not bear any relationship to the value of the assetsof the Company. The Company does not currently have plans to list any Notes on any securities market or exchange. The Manager and Affiliates may receive compensation and income from the Company’s operations and these transactions may involve certain conflicts of interest. See “Risk Factors,” “Manager’s and Affiliates’ Compensation” and “Conflicts of Interest” below. Investing in the Notes is speculative and involves substantial risks, including the risk of complete loss. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment. See “Risk Factors” starting on page 8 below.

As of the date of this Offering Circular, the Company has engaged Wealthblock.ai as transfer agent for this Offering.

RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)(F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN TWO (2) YEARS FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING STATEMENT IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D) (3)(I)((F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING STATEMENT OR ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING STATEMENT. THE COMPANY INTENDS TO OFFER THE SHARES DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AND NO LATER THAN TWO (2) DAYS FROM THE INITIAL QUALIFICATION DATE. THE COMPANY REASONABLY EXPECTS TO OFFER AND SELL THE SECURITIES STATED IN THIS OFFERING CIRCULAR WITHIN ONE (1) YEAR FROM THE INITIAL QUALIFICATION DATE.

The Company will commence sales of the Notes immediately upon qualification of the Offering by the SEC. The Company approximates sales will commence during Q4 – 2024.

OFFERING PROCEEDS TABLE

Price to Public*	Underwriting Discounts and Commissions**	Proceeds to the Company***	Proceeds to other Persons****

Minimum Investment Amount Per Investor	$500.00	$0.00	$500.00	$0
Minimum Offering Amount	N/A	N/A	N/A	N/A
Maximum Offering Amount	$75,000.000.00	$0.00	$75,000,000.00	$0

* The Offering price to Investors was arbitrarily determined by the Manager.

** The Company is not using an underwriter for the sale of the Notes. The commissions listed are those for Rialto Markets, LLC (“Rialto”), a FINRA broker-dealer, acting as a broker-dealer for this Offering on a best-efforts basis. Rialto will not receive a commission but will receive $20,000 as compensation for providing its services. See the “Plan of Distribution” below.

*** Notes will be offered and sold directly by the Company and its employees. No commissions for selling Notes will be paid to the Company or its employees.

**** There are no Selling Shareholders in this Offering.

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering Circular. This Offering Circular, together with the exhibits attached including, but not limited to, the Promissory Note Template, a copy of which is attached hereto as Exhibit 6 and should be carefully read in its entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and the Promissory Note Template, the Promissory Note Template shall prevail and control, and no Investor should rely on any reference herein to the Promissory Note Template without consulting the actual underlying document.

The Company intends to operate primarily in South Carolina but may consider opportunities in other regions of the United States. See “Narrative of the Business” below.

COMPANY INFORMATION AND BUSINESS

Beat the Bank LLC is a South Carolina limited liability company with a principal place of business located at 3217 Old Buncombe Road, Greenville, SC 29609. Through this Offering, the Company is offering debt in the Company in the form of Notes on a “best-efforts” and ongoing basis to qualified Investors who meet the Investor suitability standards as set forth herein See “Investor Suitability Standards.”

As further described in the Offering Circular, the Company has been organized for the purpose of acquiring, renovating, refinancing, and reselling Properties located primarily in South Carolina, and other regions of the United States.

MANAGEMENT	The Company is managed by Daniel D’Ambrosio, who is Chief Executive Officer (“CEO” or “Manager”) and sole member of the Company.
THE OFFERING	This Offering is the first capital raise by the Company in its history. The Company is exclusively selling debt in the form of unsecured, subordinated promissory notes (the “Notes”). The Company will use the Proceeds of this Offering to begin operations.

THE NOTES

In this Offering, the Company is offering Notes to Investors at terms set forth below. Generally, Investors will be entitled to interest payments for the term of the Note, and a balloon payment of the principal at maturity. The interest rates paid to Investors will vary depending on the amount of principal, interest payment frequency, and term of the Note.

The Notes will be subject to up to two (2) optional extensions at the Maturity Date of the Note at the Company’s discretion, for another term equivalent to the original term of the Note, unless the Noteholder notifies the Company otherwise, as further described below. If the Company elects to offer an extension, it will e-mail the Noteholder ninety (90) days prior to the Maturity Date of the Note with the proposed new term and a proposed new interest rate. Notwithstanding the foregoing, Investors who wish to elect to avoid a renewal and withdraw their investment from the Note must notify the Company in writing, sixty (60) days prior to the Maturity Date, via an Internet-based portal established by the Company and used by the Investor to track and manage the Note. If no notice to withdraw is provided to the Company, the Note will automatically extend and renew at the Maturity Date and the original terms of the Note will govern, except for the interest rate.

The Notes will be subordinated to all senior indebtedness of the Company.

(See “Securities Being Offered” below.)

COMPENSATION TO EXECUTIVES AND MEMBERS

Neither the CEO nor the members of the Company will be compensated through commissions for the sale of the Notes through this Offering. The CEO may receive a salary from the Company and may receive income from the Company as the sole owner.

See “Compensation of the Executives” below for a more comprehensive description of these fees.

PRIOR EXPERIENCE OF COMPANY MANAGEMENT	The CEO and Manager, Daniel D’Ambrosio, is an experienced real estate development professional and has successfully engaged in related real estate activities for several years.

INVESTOR SUITABILITY STANDARDS

The Notes will not be sold to any person or entity unless such person or entity is a “Qualified Purchaser.” A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” section as described below.

Each person purchasing Notes will be subject to the terms of the Promissory Note, a copy of which is provided in Exhibit 6.

Each person acquiring Notes may be required to represent that he, she, or it is purchasing the Notes for his, her, or its own account for investment purposes and not with the intent to resell or distribute these securities.

Each prospective purchaser of Notes may be required to furnish such information or certification as the Company may require in order to determine whether any person or entity purchasing Notes is an Accredited Investor, if such is claimed by the Investor.

LIMITATIONS ON INVESTMENT AMOUNT

For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Notes. For non-Accredited Investors, the aggregate purchase price paid to the Company for the purchase of the Notes cannot be more than 10% of the greater of the purchaser’s (1) annual income or net worth, if purchaser is a natural person; or (2) revenue or net assets for the Purchaser’s most recently completed fiscal year if purchaser is a non-natural person.

Different rules apply to Accredited Investors and non-natural persons. Each Investor should review to review Rule 251(d)(2)(i)(C) of Regulation A before purchasing the Notes.

COMMISSIONS FOR SELLING Membership SHARES

The Notes will be offered and sold directly by the Company and its employees. No commissions will be paid to the Company or its employees for selling the Notes.

Rialto is the administrative broker dealer for this Offering and will not charge a commission on the aggregate sales.

NO LIQUIDITY	There is no public market for the Notes, and none is expected to develop. Additionally, the Notes will be non-transferable, except as may be required by law, and will not be listed for trading on any exchange or automated quotation system. See “Risk Factors” and “Securities Being Offered” below. The Company will not facilitate or otherwise participate in the secondary transfer of any Notes. Prospective Investors are urged to consult their own legal advisors with respect to secondary trading of the Notes. See “Risk Factors” below.
CONFLICTS OF INTEREST

Daniel D’Ambrosio, the CEO, Manager, and sole owner of the Company, is also the owner and CEO of Plenteous LLC, and its Affiliates (together, “Plenteous”) which may engage in transactions with the Company,. See “Affiliates,” below.

COMPANY EXPENSES

Except as otherwise provided herein, the Company shall bear all costs and expenses associated with the Offering and the operations of the Company, including, but not limited to, the preparation of the Company's annual tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, costs and expenses associated with the acquisition, rehabilitation, holding, leasing, and management of real estate property and costs and expenses associated with the disposition of real estate property.

FORWARD LOOKING STATEMENTS

Investors should not rely on forward-looking statements because they are inherently uncertain. Investors should not rely on forward-looking statements in this Offering Circular. This Offering Circular contains forward-looking statements that involve risks and uncertainties. The use of words such as “anticipated,” “projected,” “forecasted,” “estimated,” “prospective,” “believes,” “expects,” “plans,” “future,” “intends,” “should,” “can,” “could,” “might,” “potential,” “continue,” “may,” “will,” and similar expressions identify these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular.

INVESTOR SUITABILITY STANDARDS

All persons who purchase the Notes of the Company pursuant to the Subscription Agreement, attached hereto as Exhibit 4, must comply with the Investor Suitability Standards as provided below. It is the responsibility of the purchaser of the Notes to verify compliance with the Investor Suitability Standards. The Company may request that Investor verify compliance, but the Company is under no obligation to do so. By purchasing Notes pursuant to this Offering, the Investor self-certifies compliance with the Investor Suitability Standards. If, after the Company receives Investor’s funds and transfers ownership of the Notes, the Company discovers that the Investor does not comply with the Investor Suitability Standards as provided, the transfer will be deemed null and void ab initio and the Company will return Investor’s funds to the purported purchaser. The amounts returned to the purported purchaser will be equal to the purchase price paid for the Notes less any costs incurred by the Company in the initial execution of the null purchase and any costs incurred by the Company in returning the Investor’s funds. These costs may include any transfer fees, sales fees/commissions, or other fees paid to transfer agents or brokers.

The Company’s Notes are being offered and sold only to “Qualified Purchasers” as defined in Regulation A.

Qualified Purchasers include:

(i) “Accredited Investors” defined under Rule 501(a) of Regulation D (as explained below); and

(ii) All other Investors so long as their investment in the Company’s Notes does not represent more than 10% of the greater of the Investor’s, alone or together with a spouse or spousal equivalent, annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

The Notes are offered hereby and sold to Investors that meet one of the two categories above, to qualify as an Accredited Investor, for purposes of satisfying one of the tests in the Qualified Purchaser definition, an Investor must meet one of the following conditions:

1) An Accredited Investor, in the context of a natural person, includes anyone who:

(i) Earned income that exceeded $200,000 (or $300,000 together with a spouse or spousal equivalent) in each of the prior two years, and reasonably expects the same for the current year; or

(ii) Has a net worth over $1 million, either alone, or together with a spouse or spousal equivalent (excluding the value of the person’s primary residence); or

(iii) Holds in good standing a Series 7, 65, or 82 license.

2) Additional Accredited Investor categories include:

(i) Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities and Exchange Act of 1934 (the “Exchange Act”); any insurance company as defined in Section 2(13) of the Exchange Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company (SBIC) licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5 million any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5 million or, if a self-directed plan, with investment decisions made solely by persons who are Accredited Investors;

(ii) Any private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940;

(iii) Any organization described in Section 501(c)(3)(d) of the Internal Revenue Code of 1986, as amended (the “Code”), corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5 million;

(iv) Any director or executive officer, or fund of the issuer of the securities being sold, or any director, executive officer, or fund of a fund of that issuer;

(v) Any trust, with total assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 506(B)(b)(2)(ii) of the Code; or

(vi) Any entity in which all of the equity owners are Accredited Investors as defined above.

RISK FACTORS

Any investment in the Notes involves a significant degree of risk and is suitable only for Investors who have no need for liquidity in their investments. When analyzing this Offering, prospective Investors should carefully consider each of the following risks.

INVESTMENT RISKS

The Offering Price and Minimum Investment Amount have been arbitrarily determined by the Company and do not reflect the value of the assets that have been or will be acquired by the Company.

The Offering amount and Minimum Investment Amount have been arbitrarily determined by the Company and does not bear any relationship to the assets that have been or are to be acquired by Company or any other established criteria or indicia for valuing a business. The Company may, at its sole and absolute discretion, accept or require a lesser or greater Minimum Investment Amount. In addition, the assets that are to be acquired by the Company could have a higher or lower value than the aggregate Offering price, which may result in the valuation of the Company being lower or higher than the Offering price.

Investment in the Notes is speculative, and each Investor assumes the risk of losing his, her, or its entire investment.

Investment in these Notes is speculative and by investing each Investor assumes the risk of losing the entire investment. The Company has limited operations as of the date of this Offering Circular and will be solely dependent upon the efforts of its officers, employees, and Plenteous for the real estate portfolio that is developed, all of which are subject to the risks described herein. Accordingly, only Investors who are able to bear the loss of their entire investment and who otherwise meet the Investor suitability standards should consider purchasing these Notes. (See “Investor Suitability” above.)

Conflicts of interest may arise as a result of the Company doing business with Plenteous and other possible Affiliates of the Company.

There are important areas in which the interests of the Company and its owner, CEO, Manager, and/or Affiliates may conflict with one another. To see the potential conflicts of interests that may arise please refer to “Conflicts of Interest” section below. The Company will primarily acquire, renovate, refinance and resell Properties. While the Company will be contractually bound by the terms of the Notes, it may retain and distribute to its sole owner the profits above and beyond its repayment obligations on the Notes.

In addition, conflicts of interest may pose a risk to Noteholders due to the fact that the Company and each of its principals, directors, officers, and/or Affiliates may be involved in other investments or business similar to the Offering and as a result, may not always act in a manner that is advantageous to the Company and Offering if presented with similar investment or business opportunities.

There is no federal registration therefore there is limited governmental review.

This Offering has not been registered with the U.S. Securities and Exchange Commission or with any state. For this reason, there is limited governmental review of the Offering and its terms.

There is Limited Transferability of Notes and No Public Market for the Notes.

Although the Company may attempt to redeem Notes (when possible, in the Company’s sole and absolute discretion), there is no public market for the Notes, and none is expected to develop in the future. Even if a potential buyer could be found, the transferability of these Notes may be limited. Any sale or transfer of these Notes also requires the prior written consent of the Company. Investors must be capable of bearing the economic risks of this investment with the understanding that these Notes may not be liquidated by resale or redemption and should expect to hold their Notes as a long-term investment.

There is No Guarantee of Reaching Maximum Offering Amount.

There is no assurance that the Company will obtain capital investments equal to the amount required to close the Offering. In addition, receipt of capital investments of less than the Maximum Offering Amount will reduce the ability of the Company to potentially spread investment risks through diversification.

Investors are not independently represented by the Company’s attorneys and should seek their own independent counsel.

The Noteholders in the Company have not been represented by independent counsel with respect to this Offering. Attorneys assisting in the formation of the Company and the preparation of this Offering Circular have represented only the Company and its principals and Affiliates. (See “Conflicts of Interest” below.)

No assurance can be provided that the Maximum Offering Amount will be adequate working capital and/or will absolve the need for additional financing.

In the opinion of the Company, if the maximum number of Notes being offered is sold, the Company may have sufficient working capital to achieve its planned operations. However, there can be no assurance that even if the maximum number of Notes is sold that the Company would not be required to seek alternative or additional sources of financing. The Company is not restricted in the application of the funds as provided within this Offering Circular under the caption “Use of Proceeds”.

Provisions in the Note may not be favorable to prospective Investors.

The Company has set the terms of the Notes and such may be considered to be favorable to the Company since it has not made an attempt to consider the favorability or suitability of such terms for any prospective Investors.

The interest rate for the Note applied to any optional renewals may not be favorable to prospective Investors.

The Company may propose a different interest rate for any optional renewal of a Note compared to the initial interest rate selected for the Note. The proposed interest rate could be lower and therefore less favorable to Investors than the initial Note terms.

An Investor’s failure to respond to Company’s proposed optional renewal may obligate the Investor to keeping its investment in the Company for longer than first anticipated and possibly at a lower interest rate than the initial interest rate of the Note.

If the Company elects to propose an optional renewal for a Note held by an Investor, it will give notice to the Investor ninety (90) days prior to the Maturity Date. Should the Investor elect not to accept the proposed renewal terms, it must give notice to the Company sixty (60) days prior to the Maturity Date via an Internet-based portal established by the Company. If the Investor disregards the Company’s notice and/or fails to decline the proposed renewal terms, its investment in the Note may be extended longer than desired, and possibly at a lower interest rate than the initial rate of the original Note.

The Notes will be subordinated to senior indebtedness of the Company.

The Notes will be subordinated to any senior indebtedness incurred by the Company, which means that the Company will be entitled to pay any such senior debt prior to meeting the payment obligations under the Note. This could result in the Note holder receiving less than the full amount owed to them, and/or repayments on a delayed schedule.

The Company reserves the right to prepay the Notes early at any time.

The Company may (in its sole and absolute discretion) prepay the Notes early at any time for any reason (or no reason) without incurring any prepayment premium or penalty. Prepayment of a Note involves the risk that the Noteholder will not receive any interest payments on the Note for the time remaining under the term of the Note. For purposes of an example only, if a Noteholder has a Note with a term of twelve (12) months and the Company prepays the Note six (6) months before the Note Maturity Date, the Noteholder will not receive any interest payments owed on the remaining six (6) months of the Note. In addition, the Company will not incur any prepayment penalties or premiums for early payment of a Note.

The nature of debt obligations of the Company entail risks and benefits customary for creditors including default by borrower and/or nonpayment by the borrower.

The Notes represent debt obligations of the Company, and as such, would entail risks and benefits for the Investors that are customary for creditors, including (without limitation) risk of default and/or non-payment by the borrower. In the event of any liquidation or bankruptcy or similar event, Investors may receive less than the principal amount of their investment since priority is not generally given to investor claims during bankruptcy proceedings.

Investors will have limited to no control in the management and operation of the Company’s business and its decisions. Other individuals and constituencies (such as members and employees of the Company) may have greater control and rights (including, without limitation, approval or blocking rights with respect to business decisions of the Company) than Investors possess. Investors should understand that other participants in the Company may have interests that are substantially different than, and directly adverse to, the interests of Investors.

There will be no cross default of the Notes.

The terms and provisions of the Notes do not provide that upon default by the Company on any Note, the Company will declare a default under any and all other Notes. Therefore, no cross default exists with respect to the Notes. In addition, the Company does not intend to and has no obligation to notify any Noteholder (or Investor) if a default under one of the Notes should occur (unless the Noteholder is the Noteholder of the Note the Company defaulted on). Nonetheless, the Company will, on a best effort basis, notify Investors of the status of the Company.

The Company may employ leverage, resulting in the Notes being subordinate to any debt incurred by the Company.

Any indebtedness incurred by the Company (e.g. through a credit line, borrowing from a financer, etc.) may expose the Noteholders to substantially greater risk. Any debt incurred by the Company will be senior to the Notes and will have priority of payment. If there are not sufficient cash flows generated to service other senior debt, it may affect the Company’s ability to make payments owed to Noteholders. In addition, leverage may involve restrictive covenants, interest obligations and other risks that are customary to organizations that employ leverage in financing their investments.

The Company has the right to change the mix of its investment profile and there is no guarantee that the investment profile will not change substantially over time.

The Company reserves the right, in its sole and absolute discretion, to modify, change or revise its typical investment profile and the mix of Properties that it invests or otherwise participates in, and accordingly, Noteholders have no guarantee, and should not assume that the investment mix and profile of the Company will not change substantially over time.

BUSINESS RISKS

There is reliance on key personnel to make all decisions with respect to the management of the Company, therefore, Noteholders will not have a choice in the management decisions.

The key personnel of the Company (currently, the CEO and Manager, Daniel D’Ambrosio) will make virtually all decisions with respect to the management of the Company including, without limitation, the determination as to which Properties to acquire, renovate, refinance, and resell. The Noteholders will not have a voice in the management decisions of the Company and can exercise only a limited (if any) amount of control over the Company. The Company gives no assurance that the Company will operate at a profit or positive cash flow. The Company is dependent to a substantial degree on the continued services of its key personnel. In the event of the death, incapacity or other termination of key personnel, the business and operations of the Company may be adversely affected. Furthermore, all investments will be undertaken by the Company without the Noteholders having any ability to directly affect such transactions.

Competition with other lenders and real estate property developers may affect the Company’s profitability.

Because of the nature of the Company's business, the Company's profitability will depend to a large degree on the future availability of capital. In particular, the Company will compete with a variety of other businesses in the real estate space, including Affiliates, many of whom have greater financial resources and experience than the Company.

The key personnel are not required to devote full-time to the business of the Company.

The Company’s key personnel and its officers are not required to devote their respective individual capacities full time to the Company's affairs, but only such time as the affairs of the Company may reasonably require.

No restriction preventing the Company or its Affiliates from competing with one another by investing or sponsoring investments similar to those of the Company.

There is no restriction preventing the Company or any of its Affiliates, principals, officers, directors or management from competing with one another by investing in collateral liens or sponsoring the formation of other investment groups like the Company. The Company may make decisions that may at times favor persons or parties other than the Company. Unless otherwise mandatorily required to the contrary by applicable law, the Company and its Affiliates, principals and management are exonerated from any liability for investment opportunities given to other persons, including (without limitation) Affiliates.

Delays in the participation in the investment yield by Investors may occur.

There may be a delay between the time subscription funds are accepted from Investors and the time when such funds are deposited into the Company and begin to participate in the investment yield offered herein. Such delays may result from the Company having to verify an Investor’s suitability and admissibility as a Noteholder and/or delays in depositing an Investor’s contribution into the Company’s main operating account. Any delays between the time subscription funds are accepted and the time when such funds are deposited into the Company are not expected to be longer than fifteen (15) days.

Management and investment practices of the Company are not regulated by federal or state authorities.

The management and investments of the Company are not supervised or regulated by any federal or state legal or regulatory authority, except to the extent that the Offering will be qualified by the SEC. In addition, the Company’s investments in Properties are not regulated and supervised by state authorities.

While the Company will use its best efforts to comply with all laws, including federal, state and local laws and regulations, there is a possibility of governmental action to enforce any alleged violations of lending laws which may result in legal fees and damage awards that would adversely affect the Company and its ability to pay Noteholders.

Investment in the Company involves certain tax and ERISA risks Investors should be aware of.

An investment in the Company involves certain tax risks of general application to all investors and certain other risks specifically applicable to Keogh accounts, Individual Retirement Accounts and other tax-exempt investors. (See “Income Tax Considerations” and “ERISA Considerations” below).

Certain Properties may be at risk as a result of certain losses being uninsured, underinsured or not insurable.

The Company intends to maintain comprehensive insurance coverage of the type and amount it believes is customarily obtained for a real estate fund. There are, however, certain types of losses, generally of a catastrophic nature, such as earthquakes, war and floods, that may be uninsurable or not economically insurable from which the Properties may be at risk. In addition, because of coverage limits and deductibles, insurance coverage in the event of a substantial loss may not be sufficient to pay the full current market value or current replacement cost of the underlying investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it unfeasible to use insurance proceeds to replace a property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to its Properties.

Fluctuations in interest rates may affect the profitability of the Notes and Noteholders may not be able to liquidate their investment to take advantage of higher available returns.

Interest rates are subject to abrupt and substantial fluctuations and the purchase of Notes are a relatively illiquid investment. If prevailing interest rates rise above the interest rates being earned by Notes, the Noteholders may wish to liquidate their investment to take advantage of higher available returns but may be unable to do so due to restrictions on transfer and withdrawal.

Risks of leveraging the Company’s asset portfolio include assigning a portion of or the entire Company’s asset portfolio as security for obtaining additional capital.

The Company may borrow funds from any third-party sources (including, but not limited to, lenders and investors) to fund investments in Properties. These additional sources of capital may be secured by real estate and other assets held by the Company. In order to obtain such additional capital, the Company may assign part or its entire asset portfolio to the lender or investor. Such money may bear interest at a variable rate, whereas the Company may be making fixed rate loans. Therefore, if prevailing interest rates rise, the cost of money could exceed the income earned from that money, thus reducing the Company’s profitability or causing losses.

Risks of real estate ownership that could affect the marketability and profitability of the properties.

There is no assurance that the Properties will be profitable or that cash from operations will be available for repayment of the Notes. Because real estate, like many other types of long-term investments, historically has experienced significant fluctuations and cycles in value, specific market conditions may result in occasional or permanent reductions in the value of property interests. The marketability and value of the Properties will depend upon many factors beyond the control of the Company, including (without limitation):

·	changes in general or local economic conditions;

·	changes in supply of or demand for competing properties in an area (e.g., as a result of over-building);

·	changes in interest rates;

·	the promulgation and enforcement of governmental regulations relating to land use and zoning restrictions, environmental protection and occupational safety;

·	condemnation and other taking of property by the government;

·	unavailability of mortgage funds that may increase borrowing costs and/or render the sale of a property difficult;

·	unexpected environmental conditions;

·	the financial condition of tenants, ground lessees, ground lessors, buyers and sellers of properties;

·	changes in real estate taxes and any other operating expenses;

·	energy and supply shortages and resulting increases in operating costs or the costs of materials and construction;

·	various uninsured, underinsurance or uninsurable risks (such as losses from terrorist acts), including risks for which insurance is unavailable at reasonable rates or with reasonable deductibles; and

·	imposition of rent controls.

There are a number of risks involved in investing in development, redevelopment and undeveloped Properties.

The Company intends to invest in Properties that require varying degrees of development. In addition, some Properties may be under construction or under contract to be developed or redeveloped. Properties that involve development or redevelopment will be subject to the general real estate risks described above and will also be subject to additional risks, such as unanticipated delays or excess costs due to factors beyond the control of the Company. These factors may include (without limitation):

·	strikes;

·	adverse weather;

·	earthquakes and other "force majeure" events;

·	changes in building plans and specifications;

·	zoning, entitlement and regulatory concerns, including changes in laws, regulations, elected officials and government staff;

·	material and labor shortages;

·	increases in the costs of labor and materials;

·	changes in construction plans and specifications;

·	rising energy costs; and

·	delays caused by the foregoing (which could result in unanticipated inflation, the expiration of permits, unforeseen changes in laws, regulations, elected officials and government staff, and losses due to market timing of any sale that is delayed).

Delays in completing any development or renovation project will cause corresponding delays in the receipt of operating income by the Company. If that were to occur, that Company may have difficulty meeting its payment obligations to Noteholders under the Notes.

There are risks associated with buying contaminated Properties.

The Company may acquire or invest in Properties with known environmental conditions for the purpose of remediating the contamination. Following completion of the remediation, such Properties would generally be resold to a developer. Such investments would generally be made only in conjunction with an operating partner with specific expertise in such Properties and only where the Company believes that the liabilities associated with owning an interest in such a Property can be appropriately protected against through insurance, indemnification or otherwise.

Properties invested in by the Company may not comply with the Americans with Disabilities Act and other changes in governmental rules and regulations could have adverse consequences to the Company’s ability to meet its payment obligation to Noteholders.

Under the Americans with Disabilities Act of 1990 (the “ADA”), all public properties are required to meet certain federal requirements related to access and use by disabled persons. Properties acquired by the Company may not be in compliance with the ADA. If a Property is not in compliance with the ADA, then the Company may be required to make modifications to such Property to bring it into compliance, or face the possibility of imposition, or an award, of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use or operation of the properties, including changes to building, fire and life-safety codes, may occur which could have adverse consequences to the Company.

RISKS RELATED TO EMPLOYEE BENEFIT PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

In Some Cases, if the Investors Fails to Meet the Fiduciary and Other Standards Under the Employee Retirement Income Security Act of 1974, as Amended (“ERISA”), the Code or Common Law as a Result of an Investment in the Company’s Notes, the Investor Could be Subject to Liability for Losses as Well as Civil Penalties:

There are special considerations that apply to investing in the Company’s Notes on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If the investor is investing the assets of any of the entities identified in the prior sentence in the Notes, the Investor should satisfy themselves that:

1.	The investment is consistent with the Investor’s fiduciary obligations under applicable law, including common law, ERISA and the Code;
2.	The investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;
3.	The investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;
4.	The investment will not impair the liquidity of the trust, plan or IRA;
5.	The investment will not produce “unrelated business taxable income” for the plan or IRA;
6.	The Investor will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and The investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Notes constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

DILUTION

Because this Offering is offering to borrow money from Investors in exchange for Notes, the Company is offering debt securities. Each Note is separate and unique and is not subject to dilution of the Investors’ percentage ownership in the securities offered.

PLAN OF DISTRIBUTION

The Offering will be made through general solicitation, direct solicitation, and marketing efforts whereby Investors will be directed to www.beatthebank.com (the “Portal”) to invest. The Company has engaged Rialto Markets, an independent FINRA broker-dealer to assist with the Note sales. Rialto Markets will not be charging a commission fee on the aggregate sales of the Notes. The Offering is conducted on a best-efforts basis. No Commissions or any other remuneration for the Note sales will be provided to the Company or any employee of the Company, relying on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

The Company will not limit or restrict the sale of the Notes during this 12-month Offering. No market exists for the Notes and no market is anticipated or intended to exist in the near future, therefore there is no plan to stabilize the market for any of the securities to be offered.

The CEO, employees of the Company, and its Affiliates are primarily engaged in the Company’s business of real estate investment and development, and none of them are, or have ever been, brokers nor dealers of securities. The CEO and employees will not be compensated in connection with the sale of securities through this Offering. The Company believes that the CEO and employees are associated persons of the Company not deemed to be brokers under Exchange Act Rule 3a4-1 because: (1) no executive or employee is subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Exchange Act at the time of their participation; (2) no executive or employee will be compensated in connection with his participation by the payment of commissions or by other remuneration based either directly or indirectly on transactions in connection with the sale of securities through this Offering; (3) no executive or employee is an associated person of a broker or dealer; (4) the executives and employees primarily perform substantial duties for the Company other than the sale or promotion of securities; (5) no executive or employee has acted as a broker or dealer within the preceding twelve months of the date of this Offering Circular; (6) no executive or employee will participate in selling this Offering after more than twelve months from the Effective Date of the Offering.

Rialto is not purchasing or selling any securities offered by this Offering Circular, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities. However, Rialto has agreed to use their best efforts to arrange for the sale of the Notes offered through this Offering Circular.

The Company may also publicly market the Offering using general solicitation through methods that include e-mails to potential Investors, the internet, social media, and any other means of widespread communication.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website at www.beatthebank.com and via the EDGAR filing system.

The following table shows the total discounts and commissions payable to Rialto Markets in connection with this Offering by the Company:

	Price Per Unit	Total Offering
Public Offering Price	$500.00	$75,000,000.00
Broker-dealer Commissions	$0.00	$0.00
Proceeds, Before Expenses	$500.00	$75,000,000.00

Other Terms

Rialto has also agreed to perform the following services in exchange for the compensation discussed above:

·	Act as the Investor Onboarding Agent/Broker of Record for 1-A (SEC) and 5110 (FINRA) filings;
·	Review Investor information, including KYC (Know Your Customer) details, conduct AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to the Company whether or not to accept Investor as an Investor participant of the Company;
·	Review each Investor’s Subscription Agreement to confirm such Investor’s participation in the Offering and provide a determination to the Company whether or not to accept the use of the Subscription Agreement for the Investor participation;
·	Manage exceptions with Investor Subscription Agreements, personal details, or funds;
·	Reconcile Investor Subscription Agreements and investment funds;
·	Not provide any investment advice nor any investment recommendations to any Investor;
·	Coordinate with Legal Counsel/Prep Services, Registered Transfer Agent of the Company, Blue Sky filing and monitoring service, and escrow agent for Offering if applicable;
·	Maintain Investor details securely and not disclose to any third-party except as required by regulators or in Rialto’s execution of services as listed in the agreement with Company; and
·	Review of any marketing material related to the Offering.

Railto will not charge commissions for this Offering. As compensation for the services listed above, the Company shall pay to Rialto $20,000, with $5,000 due upon signing of the agreement with the Company and $15,000 due and payable within ten (10) days of FINRA’s issuance of a no objection letter. In addition to the commissions described above, the Company will also pay $11,750 to Rialto as a pass-through fee for the purpose of paying the FINRA Form 5110 filing fee.  Assuming the full amount of the Offering is raised, the Company estimates that the total commissions, fees and expenses of the Offering payable by the Company to Rialto will be approximately $31,750. Maximum expected out of pocket expenses total $31,750.

SELLING SECURITYHOLDERS

There are no selling securityholders in this Offering.

USE OF PROCEEDS

The Fund intends to spend the Offering proceeds as follows:

	25%	50%	75%	100%
1. Real Estate Acquisition	$9,375,000	$18,750,000	$28,125,000	$37,500,000
2. Renovations to Properties	$6,562,500	$13,125,000	$19,687,500	$26,250,000
3. Sale or Refinancing Costs	$1,875,000	$3,750,000	$5,625,000	$7,500,000
4. Offering Expenses	$937,500	$1,875,000	$2,812,500	$3,750,000
	$18,750,000	$37,500,000	$56,250,000	$75,000,000

In the event that the Company raises the full $75,000,000 in the Offering, it intends on using approximately (i) $37,500,000 of the Proceeds to acquire the Properties; (ii) $26,250,000 to renovate the Properties it acquires; (iii) $7,500,000 on the costs to sell or refinance the Properties; and (iv) $3,750,000 on Offering Expenses.

The net Proceeds from this Offering will not be used to compensate or otherwise make payments to the CEO, employees or members of the Company, unless and to the extent it is as otherwise stated herein. All Offering proceeds raised by the Company will be sourced from business conducted per the Plan of Operations set forth below.

The foregoing represents the Company’s best estimate of the allocation of the Proceeds of this Offering based on planned use of funds for the Company’s operations and current objectives. The Company will not raise funds from other sources in order to achieve its investments, except the possible use of leverage from third party, trusted lenders. Notwithstanding the foregoing, the Company may borrow money from financiers, other lenders, or banks to fund its investments, who are not identified at this moment as the Company does not have any agreements with any financers, lender, or banks to borrow money from.

A substantial portion of the Proceeds from the Offering have not been allocated for a particular purpose or purposes other than as described above. The Company anticipates approximately 90% of the Offering Proceeds will be used for the intended uses as described above and in the Plan of Operations. No amounts of the Proceeds are anticipated to discharge existing debt of the Company.

This Offering is being made on a “best efforts” basis. If the Maximum Offering Amount is not reached within twelve months of the start of the Offering, the intended use of Proceeds will not change. The Manager will still direct the Company to use the Proceeds in the manner stated above. In the case where the Maximum Offering Amount is not reached, the Proceeds will not be able to purchase as many assets, however the uses will remain the same as if the Maximum Offering Amount is reached.

The Company hereby reserves the right to change the anticipated or intended Use of Proceeds of this Offering as described in this Section and as described elsewhere within this Offering Circular.

DESCRIPTION OF THE BUSINESS

Beat the Bank LLC, is a South Carolina limited liability company formed on December 1, 2023 (the “Company” or “Issuer”). The Company is wholly owned and managed by Daniel D’Ambrosio, Chief Executive Officer (“CEO” or “Manager”). The Company intends to use the proceeds of this Offering (the “Proceeds”) to acquire, renovate, refinance, and resell real property (each, a “Property,” or “Properties” in the plural) located primarily in South Carolina (but it may acquire Properties in other regions of the United States). The Company will acquire Properties that conform to the Property Acquisition Guidelines, described below.

The Company will evaluate the suitability of any Properties it purchases. All such Properties will be managed by the Company or one or more Affiliates, which may, at its sole and absolute discretion, engage or partner with third party servicers to manage the acquisition, development, construction, leasing, management and sale of the various Properties.

The Company is owned and managed by Daniel D’Ambrosio. Mr. D’Ambrosio is primarily responsible for the strategic direction of the Company, which includes approving acquisitions, funding, cash management, and day-to-day operations.

The Notes offered by the Company will be subject to an optional renewal as further described above (See “Securities Being Offered”). In the event that a Property is sold, the Company intends to redeploy those proceeds into funding new acquisitions. The Company may, at its discretion, pay off the Notes earlier than the anticipated Maturity Date in the Note.

PROPERTY ACQUISITION GUIDELINES FOR PLENTEOUS

General Standards for Property Acquisition

The Company will evaluate the suitability of any Properties it purchases based on the following criteria:

1.          Location of Real Property. Properties will be located in the United States, with a primary focus in South Carolina.

2.          Remodeling Timeline. The average time it takes for the Company to remodel, stabilize, and refinance a Property, from purchase to finished, is anticipated to last between six (6) to eighteen (18) months. Notwithstanding the foregoing, these estimates are not guaranteed, and certain Properties may take longer to remodel due to, without limitation, the following: construction issues, unexpected environmental conditions, changes in supply and demand, governmental regulations, zoning restrictions, changes in material and labor shortages, increases in the costs of labor and materials, and changes in construction plans and specifications. (See “Business Risks,” above.)

3.          Distressed Properties.  The Company may acquire and otherwise invest, on an opportunistic basis, in distressed Properties for purposes of holding, developing, remodeling, rehabilitating, improving, renting and selling the Properties. Distressed Properties are typically Properties secured by non-performing notes, or properties impacted by specific issues such as, but not limited to, dilapidation, physical damage, devaluation caused by rezoning, and environmental contamination. The primary intent of the Company in acquiring distressed Properties and Properties tied to nonperforming notes is to remodel, improve, develop, rehabilitate, hold and sell, and/or subsequently sell the Properties for profit. The Company will use an opportunistic investment strategy to invest in distressed properties, unless the CEO, in his sole and absolute discretion, determines it is not in the best interests of the Company.

4.          Fire and Casualty Insurance. Satisfactory fire and casualty insurance will be obtained for all Properties and will name the Company as its loss payee. (See “Business Risks – Uninsured Losses”).

5.          Title Insurance. Satisfactory title insurance coverage will be obtained for all Properties. The title insurance policy will name the Company as the insured and provide title insurance in an amount not less than the acquisition amount of the Property.

6.          Environmental Reports. Environmental reports will not typically be ordered on properties purchased or otherwise acquired by the Company. Notwithstanding the foregoing, if the CEO and Manager, in his sole and absolute discretion, believes certain conditions exist that would pose a risk of environmental contamination, it may require an environmental report on the subject Property.

7.          Property Management. It is presently anticipated that all Properties acquired and developed by the Company will be managed by an Affiliate, Heroic Rentals. The Company, at its sole and absolute discretion, may engage or partner with third-party servicers to manage the acquisition, development, construction, leasing, management and sale of the various Properties it acquires. The Company will oversee these third-party servicers and these third-party servicers will be compensated by the Company.

8.          Leverage. The Company may borrow funds in addition to the Loans to acquire Properties in the ordinary course of business. The Company may also require a line of credit to assure liquidity of its operations. The maximum amount of leverage the Company will incur to acquire a property under these circumstances is one to one or one hundred percent (100%) of the Company’s stabilized value of assets (asset portfolio) held by the Company. Such leveraging will be senior to Noteholders.

AFFILIATES

Plenteous LLC (“Plenteous”) is a South Carolina limited liability company formed in June 2023. Plenteous specializes in acquiring, building, renovating, and reselling Properties located primarily in South Carolina.

Heroic Rentals, LLC. a South Carolina licensed property management company

CONFLICTS OF INTEREST

The Noteholders must rely on the general fiduciary standards (as and if applicable) and other duties which may apply to such principals, officers and Affiliates to prevent unfairness by any of the aforementioned in a transaction with consequences for the Noteholders. It is expected that numerous transactions will occur between the Company and its principals, officers and/or Affiliates, and no outside or independent review of these transactions will be performed. ALL PROSPECTIVE INVESTORS SHOULD UNDERSTAND THAT NOTEHOLDERS WILL HAVE ABSOLUTELY NO DIRECT INTEREST, CONTROL, VOTING RIGHTS OR INVOLVEMENT IN THE BUSINESS, AFFAIRS OR GOVERNANCE OF THE COMPANY. EACH PROSPECTIVE INVESTOR SHOULD UNDERSTAND THAT SELF-DEALING AND AFFILIATE-AFFILIATE TRANSACTIONS WILL ROUTINELY OCCUR AS A RESULT OF THE MATTERS CONTEMPLATED HEREIN. ALL PROSPECTIVE INVESTORS ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN INDEPENDENT LEGAL COUNSEL TO REVIEW AND ADVISE THEM WITH RESPECT TO THIS OFFERING AND OFFERING CIRCULAR.

The Company and each of its principals, directors, officers or affiliates, may engage, for their own account or for the account of others, in other business ventures similar to that of the Company.

The Company and each of its principals, directors, officers or affiliates, may engage, for their own account or for the account of others, in other business ventures similar to that of the Company. The Company’s executive officers, and/or principals are also officers and/or key professionals of Affiliates of the Company. As a result, they face conflicts of interest, including time constraints and allocation of investment opportunities.

The Company and/or Daniel D’Ambrosio may have conflicts of interest in allocating management time, services and functions between various existing companies, including Affiliates, the Company and any future companies which it may organize as well as other business ventures in which it or its managers, principals, directors, officers and/or affiliates may be or become involved.

The Company and its Affiliates may join with other entities in joint venture or co-ownership in real property.

The Company and its principals, directors, officers or affiliates, may join with other entities organized for similar purposes as partners, joint venturers or co-owners under some form of ownership in certain loans or in the ownership of real property. The interests of such other individuals/entities may conflict and all such individuals/entities may not be able to resolve such conflicts in a manner that serves the best interests of the Company and/or Noteholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Plan of Operations

The Company's first 12 months plan of operations consists of the following:*

1)	Identify potential acquisitions of Properties.
2)	Acquire the Properties.
3)	Renovate the Properties.
4)	Sell or lease the Properties.
5)	Make payments to Investors pursuant to the terms of the Notes.

* It is difficult at this time for the Company to estimate the amounts needed for each one of these steps independently from the stated amounts in the “Use of Proceeds” section above. Please refer to the “Use of Proceeds” and “Description of the Business” sections for a detailed discussion of how the Company intends to execute the Plan of Operations.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office	Approximate Hours per week
Daniel D’Ambrosio	CEO / Manager	43	December 1, 2023 – Present (for the Company)	Full-time

Business Experience

Daniel D’Ambrosio

Chief Executive Officer of Beat the Bank LLC

Mr. D’Ambrosio has worked in the real estate industry for 20 years. He started a real estate marketing company in 2004 which focused on providing high quality home purchase leads to client companies. Between 2005 and 2008 he served as a consultant to RWS & Associates, Inc. and Open House Reality, two real estate brokerage firms based in Greenville, SC. In 2008, he moved to Boston, MA and was employed as a sales manager for several high-profile software development companies including Innoveer Solutions, Oracle, and Centage Corporation. While in Boston, Mr. D’Ambrosio continued to personally invest in and manage residential rental properties. In 2015 he joined Mediano Real Estate as a real estate consultant in the Boston area before moving back to Greenville in 2017 and forming his first private equity fund, SC Home Offer LLC, to invest in real estate, primarily in residential rental property.

The investment strategy is to identify undervalued and rehab properties that can be repositioned or improved to yield higher investment returns either through increased rents or gain on the sale of the property. Since 2017, Mr. D’Ambrosio has purchased, renovated, and sold over 250 rental units. He currently owns and manages approximately 361 rental properties located in the Upstate Region of South Carolina. Real estate investments are held by a group of affiliate companies, all of which are wholly owned and controlled by Mr. D’Ambrosio.

In 2023, Mr. D'Ambrosio learned of Regulation A offerings and decided to establish Beat the Bank LLC, a new investment fund, to allow outside debt investors the opportunity to receive attractively higher interest rates made available by the fund’s strategy of investing in undervalued, rehab properties.

Mr. D’Ambrosio is a graduate of Pensacola Christian College and holds a Bachelor of Science Degree in business management with a minor in marketing. He is also a licensed real estate broker in South Carolina.

Nature of Family Relationship(s).

None.

No Bankruptcy, Investigations, or Criminal Proceedings

Neither the Company nor any of the Key Executives of the Company have been part of any bankruptcy proceedings, proceedings whereby there was a material evaluation of the integrity or ability of such individuals, investigations regarding moral turpitude, or criminal proceedings or convictions (excluding traffic violations).

COMPENSATION OF EXECUTIVE OFFICERS

Daniel D’Ambrosio, the Chief Executive Officer and Manager of the Company, may receive a salary directly from the Company and income from its operations as its sole member.

SOURCES OF INCOME FOR COMPANY

The Company’s revenues from its operations shall be used towards paying the Company’s obligations to the Noteholders. Any income retained shall be determined and established by the CEO, at his sole and absolute discretion. The balance of any remaining revenues may be distributed to the Company’s sole owner.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITIES HOLDERS

The following table contains certain information as of the date of this Offering Circular as to the number of LLC membership interests (“Interests”) beneficially owned by (i) each person known by the Company to own beneficially more than 10% of the Company’s Interests, (ii) each person who is a Manager of the Company, (iii) all persons as a group who are Managers or Managers of the Manager of the Company, and as to the percentage of the outstanding Interests held by them on such dates and as adjusted to give effect to this Offering.

As of the date of this Offering there are no option agreements or warrants in place providing for the purchase of the Company’s Interests.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
LLC Membership Interests	Daniel D’Ambrosio 107 Park Lane Ct. Greenville, SC 29607	100%	N/A	100%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company has not had any related-party transactions within the previous two fiscal years.

ERISA CONSIDERATIONS

In Some Cases, if the Investors Fails to Meet the Fiduciary and Other Standards Under the Employee Retirement Income Security Act of 1974, as Amended (“ERISA”), the Code or Common Law as a Result of an Investment in the Company’s Units, the Investor Could be Subject to Liability for Losses as Well as Civil Penalties:

There are special considerations that apply to investing in the Company’s Units on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If the investor is investing the assets of any of the entities identified in the prior sentence in the Company's Units, the Investor should satisfy themselves that:

1.	The investment is consistent with the Investor’s fiduciary obligations under applicable law, including common law, ERISA and the Code;

2.	The investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;

3.	The investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;

4.	The investment will not impair the liquidity of the trust, plan or IRA;

5.	The investment will not produce “unrelated business taxable income” for the plan or IRA;

6.	The Investor will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and the investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Company’s Units constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

SECURITIES BEING OFFERED

The Company will offer for sale Notes in which the Investor will be an unsecured creditor of the Company and the Notes will be subordinated to Company’s senior indebtedness. The Notes will be subject to up to two (2) optional extensions, unless otherwise selected by the Noteholder as described below. The brief summary of the features of the Notes provided below is qualified in its entirety by the terms and provisions of the actual Notes. In the event of any conflict between the short summary presented below and the actual terms and provisions of the Notes, the latter shall govern. PROSPECTIVE INVESTORS SHOULD CAREFULLY READ THE TERMS AND PROVISIONS OF THE PROMISSORY NOTES IN THEIR ENTIRETY AND EXPRESSLY WAIVES ANY CAUSE OF ACTION OR CLAIM ASSERTING THAT HE, SHE OR IT RELIED ON THE SUMMARY OF THE NOTE BELOW IN LIEU OF, OR IN CONTRAINDICATION TO, THE TERMS AND PROVISIONS OF THE ACTUAL NOTE. SEE EXHIBIT 6 FOR THE PROMISSORY NOTE TEMPLATE.

1.          Interest. The Company intends to borrow money from Investors at a fixed simple Interest Rate (as defined below) per annum in each year through the Maturity Date. Investors who acquire Notes from the Company shall be referred to as “Investors” or “Noteholders”. Generally, Noteholders will be entitled to interest payments for the term of the Notes, and a balloon payment of principal at maturity (the “Maturity Date”). The interest rates paid to Investors will vary depending on the amount and term of the Notes selected by the Investor. Interest payments on the Notes will begin at the end of the calendar quarter from the effective date of the Note and shall remain payable on a quarterly or annual basis, in arrears. Interest payments shall be paid no later than ten (10) days following the end of the applicable interest period.

2.       Note Term. The Notes will be subject to up to two (2) optional extensions at the Maturity Date of the Note at the Company’s discretion, for another term equivalent to the original term of the Note, unless the Noteholder notifies the Company otherwise, as further described below. If the Company elects to offer an extension, it will e-mail the Noteholder ninety (90) days prior to the Maturity Date of the Note with the proposed new term and a proposed new interest rate. Notwithstanding the foregoing, Investors who wish to elect to avoid a renewal and withdraw their investment from the Note must notify the Company in writing, sixty (60) days prior to the Maturity Date, via an Internet-based portal established by the Company and used by the Investor to track and manage the Note. If no notice to withdraw is provided to the Company, the Note will automatically extend and renew at the Maturity Date and the original terms of the Note will govern, except for the interest rate.

The number of times that a Note is optionally extended shall be limited to two (2) times.

3.          Interest Rate and Maturity Date. The interest rate and the term of each Note shall be determined by the Company based upon the election of the Investor. Such election is irrevocable and shall apply through the Maturity Date of the Note. These Notes will generally have the features described below.

Investment Amount	Term (in years)
	1	2	3	4	5	10
$250,000 and above	8.00%	8.25%	8.50%	8.75%	9.00%	9.25%
$200,000 - $249,999	7.80%	8.05%	8.30%	8.55%	8.80%	9.05%
$150,000 – $199,999	7.60%	7.85%	8.10%	8.35%	8.60%	8.85%
$100,000 - $149,999	7.40%	7.65%	7.90%	8.15%	8.40%	8.65%
$75,000 - $99,999	7.20%	7.45%	7.70%	7.95%	8.20%	8.45%
$50,000 - $74,999	7.00%	7.25%	7.50%	7.75%	8.00%	8.25%
$25,000 - $49,000	6.80%	7.05%	7.30%	7.55%	7.80%	8.05%
$10,000 – $24,999	6.60%	6.85%	7.10%	7.35%	7.60%	7.85%
$5,000 - $9,999	6.40%	6.65%	6.90%	7.15%	7.40%	7.65%
$2,500 - $4,999	6.20%	6.45%	6.70%	6.95%	7.20%	7.45%
$500 - $2,499	6.00%	6.25%	6.50%	6.75%	7.00%	7.25%

The interest rates displayed above are per annum interest rates. The foregoing is a general intended structure for the Notes. The interest rate and term of each note will be determined by the Company based upon the election of the Investor. In addition, the term of the Notes will be between one (1) year to ten (10) years, subject to the Company’s option to extend the Note or prepay the Note.

Investment in Notes will be subject to the Company’s approval. The Company, in its sole and absolute discretion, may reject an Investor’s subscription for any reason. Further, the Company may, at its sole and absolute discretion, accept or require a lesser or greater Minimum Investment Amount. Attached in Exhibit 6 is a form version of the Promissory Note.

The specific interest rate on each individual Note will be determined by the amount of the principal, the maturity date (or term), and the frequency of interest payments. The principal owed for each Note will be paid upon maturity of the Note as a lump-sum balloon payment.

Step 1. The baseline interest rate is the rate in the table below at the intersection of an Investor’s desired investment amount and term.

Investment Amount	Term (in years)
	1	2	3	4	5	10
$250,000 and above	8.00%	8.25%	8.50%	8.75%	9.00%	9.25%
$200,000 - $249,999	7.80%	8.05%	8.30%	8.55%	8.80%	9.05%

$150,000 – $199,999	7.60%	7.85%	8.10%	8.35%	8.60%	8.85%
$100,000 - $149,999	7.40%	7.65%	7.90%	8.15%	8.40%	8.65%
$75,000 - $99,999	7.20%	7.45%	7.70%	7.95%	8.20%	8.45%
$50,000 - $74,999	7.00%	7.25%	7.50%	7.75%	8.00%	8.25%
$25,000 - $49,000	6.80%	7.05%	7.30%	7.55%	7.80%	8.05%
$10,000 – $24,999	6.60%	6.85%	7.10%	7.35%	7.60%	7.85%
$5,000 - $9,999	6.40%	6.65%	6.90%	7.15%	7.40%	7.65%
$2,500 - $4,999	6.20%	6.45%	6.70%	6.95%	7.20%	7.45%
$500 - $2,499	6.00%	6.25%	6.50%	6.75%	7.00%	7.25%

Step 2. Next, the baseline interest rate is adjusted based upon the desired interest payment frequency. Specifically, for Notes with annual interest payments, the baseline interest rate is increased by an additional 0.25%. For Notes with quarterly interest payments, the baseline interest rate is not increased or decreased.

Example 1. Assume an Investor seeks to purchase a Note with $7,500 in principal, a term of 3 years, and quarterly interest payments. The Note interest rate would be 6.90%. This is calculated by finding the baseline rate of 6.90% in the table above and leaving that rate unchanged (due to the quarterly interest payments).

Example 2. Assume an Investor seeks to purchase a Note with $15,000 in principal, a term of 2 years, and annual interest payments. The Note interest rate would be 7.10%. This is calculated by finding the baseline rate of 6.85% in the table above and adjusting that rate upward by 0.25% (due to the annual interest payments).

Process

During the process of purchasing a Note, a Prospective Investor will input the amount of the Note they wish to make, select the term of the Note, and indicate the frequency they desire for the payment of interest. From those variables, the interest rate for the specific Note will be calculated and confirmed by the Investor prior to their purchase of a Note. See “Securities Being Offered” below.

4.          Prepayment Ability. The Company may (in its sole and absolute discretion) prepay the Notes early at any time for any reason (or no reason) without any prepayment premium or penalty.

5.          Payments. Investors will receive quarterly or annual interest payments from the Company as set forth in greater detail in the Note. The Company shall make these quarterly or annual payments as interest-only and shall not be required to make any payment of the principal balance until the Maturity Date. Payments shall be made at the end of the calendar quarter from the effective date of the Note and shall continue on a quarterly or annual basis, in arrears.

6.          Delinquency and Default. As further described in detail in the Note, the Company may be responsible for certain late charges in the event of making delinquent interest payments to Noteholders. In addition, as provided in the Note, certain events of default (that remain uncured) may cause the Note to become accelerated and immediately due and payable to the Noteholder.

7.          Dilution. Because this Offering is offering to borrow money from Investors in exchange for Notes, the Company is offering debt securities. Each Note is separate and unique and is not subject to dilution of the Investors’ percentage ownership in the securities offered.

8.          Determination of Note Price. The Notes represent debt obligations of the Company and the offered price per Note is not uniform. The Company will be able to borrow money from Investors at varying amounts, with varying terms and interest rates as set forth above. The varying rates and terms set forth above have been determined arbitrarily by the Company. The Company does not represent that the Notes have or will have a market value equal to their principal value or could be resold (if at all) at their original investment amount. The Company’s ability to repay the Notes is subject to the cash availability of the Company, which may be limited as the Company’s resources may be committed to pending loans or invested in existing loans or properties on an ongoing basis.

9.         Determination of the Minimum Investment Amount. Due to the nature of the investment, there is no fixed offering price. The minimum investment amount is $500 (the “Minimum Investment Amount”). The Company may, at its sole and absolute discretion, accept or require a lesser or greater Minimum Investment Amount. The Minimum Investment Amount has been arbitrarily determined by the Company and does not bear any relationship to the assets that have been or are to be acquired by the Company or any other established criteria or indicia for valuing a business. The Company does not represent that the Notes have or will have a market value equal to their Investment Amount or could be resold (if at all) at their original Investment Amount.

10.         How to Subscribe. To subscribe with the Company and purchase any Notes, a prospective Investor must meet certain eligibility and suitability standards, some of which are set forth below. (See “Investor Suitability” below.) Additionally, a prospective Investor must execute and deliver a Subscription Agreement attached hereto, together with payment in the amount of the purchase price payable to the Company. By executing the Subscription Agreement and Investor Questionnaire, an investor makes certain representations and warranties upon which the Company will rely in accepting subscriptions. CAREFULLY READ AND COMPLETE THE SUBSCRIPTION AGREEMENT AND INVESTOR QUESTIONNAIRE.

11.         Subscription Agreements. In order to assess each prospective Investor’s suitability as a Noteholder, each Investor’s Subscription Agreement will be accepted or rejected by the Company within fifteen (15) days or sooner of its receipt. In addition, the Company reserves the sole and absolute right to reject any subscription tendered in whole or in part for any reason or no reason. (See “Use of Proceeds” above.) Subscription Agreements are non-cancelable and irrevocable by the Investor and subscription funds are non-refundable, except with the express written consent of the Company and/or as expressly set forth herein or in the Subscription Agreement. If accepted by the Company, any new Investors will begin earning interest on their Notes immediately upon admission to the Company as a Noteholder.

Notwithstanding the previous paragraph, if an Investor’s funds have not been deposited into the Company’s bank account and the Investor has not been accepted as a Noteholder within fifteen (15) days of delivering the Subscription Agreement to the Company, the Company will automatically return to the Investor his, her or its investment funds and revoke the Subscription Agreement.

12.         Leverage. The Company may borrow funds from financiers, other lenders, or banks for the purpose of funding the Company’s investments in Properties. In order to obtain such additional capital, the Company may assign part or its entire asset portfolio to the lender or investor. Such a transaction involves certain elements of risk. In addition, any debt incurred by the Company will be senior in payment to Noteholders. (See “Property Acquisition Guidelines and Policies” and “Risk Factors – Business Risks)

PART F/S

Independent Auditor’s Report

To the Members of
Beat The Bank LLC
Opinion

We have audited the accompanying financial statements of Beat The Bank LLC (the “Company”), which comprise the balance sheets as of December 31, 2023, and the related statements of operations, changes in members' equity, and cash flow for the period from December 1, 2023 (inception) to December 31. 2023 and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the related statements of operations, changes in members' equity, and cash flow for the period from December 1, 2023 (inception) to December 31. 2023, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

Doubt about the Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements include no assets or equity. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management's plans regarding those matters are also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Tampa, Florida
May 20, 2024

Beat the Bank LLC
Balance Sheet

December 31, 2023

ASSETS

Total Current Assets	$-
TOTAL ASSETS	$-

LIABILITIES AND STOCKHOLDER’S EQUITY

Current Liabilities
Total Current Liabilities	$-
TOTAL LIABILITIES	$-

Stockholder’s Equity
Common stock, no par, 10,000 authorized, 0 issued and	$-
outstanding as of December 31, 2023
Additional paid in capital	-
Retained earnings	-
TOTAL STOCKHOLDER’S EQUITY	$-

TOTAL LIABILITIES AND
STOCKHOLDER’S EQUITY	$-

The accompanying notes are an integral part of this financial statement.

Beat the Bank LLC
Statement of Operations

For the period from December 1, 2023 to December 31, 2023

o

REVENUE

Total Revenue	$-

EXPENSES

Total operating expenses	$-

INCOME (LOSS) FROM OPERATIONS	$-

OTHER INCOME (EXPENSES)	$-

NET INCOME (LOSS)	$-

The accompanying notes are an integral part of this financial statement.

Beat the Bank LLC
Statement of Stockholder’s Equity

For the period from December 1, 2023 to December 31, 2023

	No. Common Stock $0 Par Value	Common Stock $0 Par Value	Additional Paid in Capital	Retained Earnings	Total

December 1, 2023	$-	$-	$-	$-	$-

Issuance of founders shares	-	-	-	-	-

Contribution from shareholder	-	-	-	-	-

Net income (loss)	-	-	-	-	-

December 31, 2023	$-	$-	$-	$-	$-

The accompanying notes are an integral part of this financial statement

Beat the Bank LLC
Statement of Cash Flows

For the period from December 1, 2023 to December 31, 2023

o o

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (loss)	$-
Adjustments to reconcile net income (loss)
to net cash provided by (used in)

operating activities:

Net cash provided by operating activities	$-

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash (used in) investing activities	$-

CASH FLOWS FROM FINANCING ACTIVITIES
Contribution from shareholder	$-

Net cash provided by financing activities	$-

NET INCREASE IN CASH	$-

Cash at beginning of year	$-
Cash at end of year	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during year for interest	$-
Cash paid during year for income taxes	$-

The accompanying notes are an integral part of this financial statement.

Beat the Bank LLC
Notes to Financial Statements
December 31, 2023

Note A – Description of Business and Summary of Significant Accounting Policies

Nature of Operations

Beat the Bank LLC, a South Carolina Limited Liability Company was formed on December 1, 2023, and intends to use proceeds from a SEC Form 1-A Tier 2 Offering to acquire, renovate, refinance and resell real property located primarily in South Carolina, but may acquire properties in other regions of the United States. As of December 31, 2023, the Company had not issued any debt or begun operations.

Basis of Accounting

The accompanying financial statements have been prepared on the cash basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of less than three months to be cash and cash equivalents. The Company places its temporary cash investments with high quality financial institutions. At times, such investments may be in excess of FDIC insurance limits. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Income Taxes

Beat the Bank LLC, with the consent of its members, has elected to be taxed as a flow-through entity. In lieu of income taxes, the members are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for income taxes has been included in the financial statements.

Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that materially impact the financial statements or related disclosures. Since tax matters are subject to some degree of uncertainty, there can be no assurance that the Company's tax returns will not be challenged by the taxing authorities and that the Company will not be subject to additional tax, penalties, and interest as a result of such challenge.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, estimates and assumptions that affect the application of accounting policies, reported amounts, and disclosures. Actual results could differ from these estimates.

Note C – Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The ability of the Company to continue as a going concern is dependent upon future sales and obtaining additional capital and financing. While the Company believes in the viability of its ability to raise additional funds, there can be no assurances to that effect. The financial statements do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Note D – Member’s Equity

Contributions

The Company is wholly owned by Daniel D’Ambrosio who is the Managing Member. If the Manager of the Company determines that additional funds are required by the Company to meet the Company's operating expenses, the Member of the Company has the right, but not the obligation to contribute the additional funds. The additional funds may be provided in the form of member loans, additional capital contributions, or a combination of both to the Company; as determined by the Manager in their sole and absolute discretion.

As of December 31, 2023, no stock had been issued.

Profit and Loss Allocation

Allocations of net profits and losses, as determined for each taxable year of the Company, shall be allocated among the members pro rata in proportion to their ownership of the membership interest.

Distributions

Distributable cash from operations shall be determined at such times and in such amounts by the Managing Member. Members shall receive distributions at the same time without preference or priority of anyone member.

Note E – Commitments and Contingencies

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Note F – Subsequent Events

Management has assessed subsequent events through May 20, 2024, the date on which the financial statements were available to be issued. On or about May 17, 2024, the company issued 1,000 shares of no par common stock for $10,000.

EXHIBIT INDEX

Exhibit 2A: Articles of Organization

Exhibit 3: Operating Agreement

Exhibit 4: Subscription Agreement

Exhibit 6: Promissory Note Template

Exhibit 8: Form of Escrow Agreement

Exhibit 11: Accountant’s Consent

Exhibit 12: Attorney Letter Certifying Legality

SIGNATURE PAGE

Pursuant to the requirements of Regulation A, the Issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on August 20, 2024.

ISSUER COMPANY LEGAL NAME AND ADDRESS:

Beat the Bank LLC

3217 Old Buncombe Road
Greenville, SC 29609

By:

s/Daniel D’Ambrosio

Daniel D’Ambrosio
Chief Executive Officer

Date: August 20, 2024

Location Signed: Greenville, South Carolina

This Offering Statement has been signed by the following person(s) in the capacities and on the date indicated.

s/Daniel D’Ambrosio

Daniel D’Ambrosio (serving in the capacity of Principal Financial Officer, Principal Accounting Officer and Principal Executive Officer of the Issuer)

Date: August 20, 2024

Location Signed: Greenville, South Carolina